UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Huntsman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Q&A for Hexion/Huntsman Combination

Main Messages

•                                          The merger of Hexion Specialty Chemicals and Huntsman Corporation creates one of the world’s largest specialty chemicals and materials companies, with excellent long term opportunities for its associates.

•                  Significant size and scale

•                  Globally diversified operations serving many industries

•                  Broad portfolio of specialty chemicals and materials products

•                                          The combined company will have annual sales of $15 billion, more than 21,000 associates and 180 facilities around the world.

•                                          The transaction offers significant value creation opportunities from  complementary technologies, and enhanced and broadened product offerings.

•                                          At the appropriate time, an integration team of Hexion and Huntsman people will be established to develop a detailed integration plan.

•                                          Until closing, Hexion and Huntsman will continue to operate as separate companies and competitors in the marketplace.

1.             Who is Hexion?

The buyer is Hexion Specialty Chemicals, Inc. (“Hexion”), an entity owned by an affiliate of Apollo Management, L.P. Based in Columbus, Ohio (USA), Hexion Specialty Chemicals is the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion had 2006 sales of $5.2 billion and employs more than 7,000 associates. Hexion was formed in 2005 from the combination of Borden Chemical, Resolution Performance Products, Resolution Specialty Materials and Bakelite. Subsequent acquisitions included the Rhodia coatings and adhesives business, the Akzo Nobel ink and adhesive resins business, the Orica resins and adhesives business, and the Arkema resins and formaldehyde business.

2.             Who is Apollo Management, L.P.?

Founded in 1990, Apollo is a recognized leader in private equity, debt and capital markets investing. Since its inception, Apollo has successfully invested over $16 billion in companies representing a wide variety of industries, both in the U.S. and internationally. Apollo is currently investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which along with related co-investment entities, has approximately $12 billion of committed capital.

3.             What other investments has Apollo made in the chemical industry?

Other significant investments in the chemical industry include investments in Compass Minerals, Nalco Company, Momentive Performance Materials (formerly the GE Advanced Materials Business) as well as others.

4.             Why weren’t associates told in connection with the announcement of the Basell merger agreement that Hexion might bid on the Company?

Multiple strategic and financial parties participated in the process conducted to pursue the sale of the Company. We did not know that Hexion would come forward with a proposal following our announcement that the Company had entered into the Basell merger agreement. We communicated our best view of the circumstances at the time we made the announcement.

5.             How will Hexion finance the acquisition of Huntsman?  What will the total debt be of the combined Hexion/Huntsman company? What will this mean for Huntsman?

Details on the financing of Huntsman will be disclosed in the near future. We are confident that the Company will be properly capitalized to allow us to continue to innovate and serve our customers. We do believe the combined company will have stable cash flows sufficient to support an increased debt load.

6.             Will any Huntsman businesses be sold to partially de-leverage the Hexion/Huntsman combination?

We do not know of any plans to sell any Huntsman businesses for the purpose of reducing debt following the closing.

7.             When is the transaction expected to close?

Per the terms of the merger agreement, Hexion has until the expiration of 12 months, subject to a 90 day extension in the judgment of the Huntsman Board of Directors under certain circumstances, to close on the transaction. Hexion expects the transaction to close in the 1st quarter of 2008, subject to regulatory approvals.

8.             Are there any conditions that must be satisfied prior to the closing?

Yes, there are conditions that must be satisfied; principally, that Hexion and Huntsman have received the necessary government and shareholder approvals. The transaction is not subject to a financing condition and commitments have been obtained by Hexion for all necessary debt financing.

9.             What is the risk that the Hexion/Huntsman combination will not receive government approval because of antitrust concerns?

As is typical for a transaction of this size, the closing is subject to antitrust review by applicable government agencies. While we believe this process will play out smoothly within the time period permitted by our agreement with Hexion, we cannot comment further at this time.

10.          Will Hexion be likely to divest of any part of Huntsman’s Advanced Materials business to satisfy antitrust regulators?

Other than to say we will be going through an antitrust review, we cannot comment further on that review at this time. However, our desire is to keep the business intact.

11.          What do we tell customers that, to date, have sourced product from both Huntsman and Hexion?

We will tell customers that, until the closing occurs, we will continue to do business as we have prior to the date of this announcement (i.e., as separate, standalone businesses). We will coordinate with Hexion to explain the benefits of the transaction to our customer base.

12.          What do we tell customers of Huntsman that compete with Hexion?

Prior to closing, Hexion and Huntsman will continue to compete in the marketplace – same as before. After the closing, we expect to continue to serve customers that currently compete with Hexion. The latter circumstances are not unfamiliar to some of our businesses. For example, our Performance Products division has routinely sold certain products to competitors of our Advanced Materials business. Customers can be assured that they will not be treated improperly and any confidentiality agreements regarding their businesses will be respected.

13.          Will the entirety of Huntsman be integrated with Hexion, or only those areas in common with Hexion?

Prior to closing, no integration or other changes will occur. As longer term integration plans become clear, we will communicate those plans to you.

14.          Who will comprise the leadership team of the Hexion/Huntsman organization going forward after the closing?

Both organizations have excellent management teams that we will match with opportunities in the new organization. We will announce the senior management for the combined company at the appropriate time.

15.          How will Huntsman’s divisions be merged with the existing operations of Hexion?

There will be significant change as we work to effect closing and the successful merger of our two organizations. We ask that you continue to focus on serving our customers over the next few months as we work to complete the transaction. At the appropriate time, we will be forming integration teams of Hexion and Huntsman associates to develop and execute integration plans. We will keep you informed of our progress and will communicate any changes as decisions are made.

16.          What will happen to The Woodlands office?  What will happen to the Salt Lake City office?  What will happen to the Everberg and Basel offices?

We expect the offices in The Woodlands, Salt Lake City, Everberg and Basel to continue their current functions.

17.          Does this mean that Huntsman will keep the U.S. Base Chemicals and Polymers division?

No. The Company will fulfill its contractual obligations to Flint Hills Resources and expects to close on the sale of the U.S. Base Chemicals and Polymers division later this year.

18.          Why do you believe that Huntsman Corporation will continue to be a good place to work after the sale to Hexion?

We have nearly completed our transformation to a global market leader focused on its differentiated and pigments businesses. Our businesses are very well positioned to continue to grow and succeed in the global economy, and to provide an exciting and rewarding career for our associates. This transaction will make the combined company one of the world’s largest manufacturers of specialty chemicals and will offer our customers an enhanced range of products and services.

19.          What impact will the sale of the Company have on my compensation and benefit plans?

The merger agreement provides that for at least one year following the Closing of this transaction, Hexion will provide compensation and employee benefits to employees not covered by any collective bargaining agreement or labor union which, in the aggregate, are no less favorable than those made available immediately prior to the sale.

20.          How will the compensation and benefits of union employees be affected?

To the extent that Huntsman has an agreement with a labor union, that agreement will continue in effect as to the employees covered by that agreement.

21.          If I am currently eligible to retire, can I retire prior to the Closing?

Yes, assuming that you meet the respective plan eligibility requirements, you can retire any time before or after the closing.

22.          I have a pension benefit due to me from a predecessor employer. Will this pension benefit be affected by this transaction?

Any pension benefits in a plan sponsored by a company other than Huntsman will be governed by the rules of that particular plan.

23.          What will happen to Huntsman’s contracts with its existing customers and suppliers upon the closing?

Contracts with our existing customers and suppliers will continue in accordance with their terms.

24.          When will we learn more about the progress being made toward closing and about the outcome of discussions concerning integration of the two businesses upon the closing?

It will be our practice to provide an update to associates on a periodic basis as additional information becomes available.

Important Additional Information Regarding the Merger will be filed with the SEC:

In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE HEXION AGREEMENT. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the Company’s website at  http://www.huntsman.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Hexion Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth herein and in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Hexion Agreement, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Hexion Agreement, which will be filed with the SEC.